SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                                             Commission File Number 000-28198
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                           NOTIFICATION OF LATE FILING

(Check One):
|_| Form 10-K |_| Form 11-K |_| Form 20-F |X| Form 10-Q |_| Form N-SAR |_| Form 10KSB

               For Period Ended: September 30, 2000

               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR

               For the Transition Period Ended:
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Conversion Technologies International, Inc.
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                             Full Name of Registrant


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                            Former Name if Applicable

7 San Bartola Dr.,
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           Address of Principal Executive Office (Street and Number)

St. Augustine, FL 32086
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                            City, State and Zip Code

                                     PART II
                            RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |_| Yes |_| No


|_|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date;
            or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and |

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III - NARATIVE

      Additional time beyond the due date of Nevember 15, 2000 for filing our 10 Q for September 30, 2000 is needed. Presently our auditors, Gallogly, Fernandez and Riley have yet to complete their review. We expect to have the Report of our Independent Auditors ready to include in our 10 Q by November 20, 2000.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Carl E. Rang                                        (904)       808-0503
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       (Name)                                    (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  Conversion Technologies International, Inc.
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                  (Name of Registrant as Specified in Charter)

            Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 14, 2000              By /s/ Carl E. Rang
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                                        Carl E. Rang Chief Financial Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)